Exhibit (h)(67)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

June 11, 2013

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Clough China Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the “Advisory Fee” and “Other Expenses” that they are entitled to receive from the Fund.

Effective September 1, 2013, to the extent the Total Annual Fund Operating Expenses (as defined in Item 8 to Form N-1A), after such expense reimbursement and/or fee waiver (excluding underlying fund fees and expenses, interest, taxes, brokerage costs and commissions, dividend and interest expense on short sales, litigation, indemnification, and extraordinary expenses as determined under generally accepted accounting principles) does not exceed 1.70% for Class I shares, 1.95% for Class A shares, and 2.70% for Class C shares through August 31, 2014, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

Effective September 1, 2014, the Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 8 to Form N-1A) of the Fund (excluding underlying fund fees and expenses, interest, taxes, brokerage costs and commissions, dividend and interest expense on short sales, litigation, indemnification and extraordinary expenses as determined under generally accepted accounting principles) to an annual rate of 2.75% for Class I shares, 3.00% for Class A shares, and 3.75% for Class C shares through December 31, 2018.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than one year after the end of the fiscal year in which the fee and expenses was deferred.

ALPS ADVISORS, INC.

By: /s/ Thomas A. Carter
Name: Thomas A. Carter
Title: President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By: /s/ Edmund J. Burke
Name: Edmund J. Burke
Title: President

2